Exhibit 5.5

CONSENT OF Jean L’Heureux

November 25, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Nouveau Monde Graphite Inc. (the “Company”)
Registration Statement on Form F-10 of the Company filed on November 25, 2025 (the “Form F-10”)

I, Jean L’Heureux, employed with BBA Inc., hereby consent to (i) the written disclosure regarding:

•	Chapters 1, 2, 3, 19, 20, 21, 22, 24, 25, 26, 27, and sections 18.1 to 18.3 and 18.6 to 18.11 of the Technical Report titled “NI 43-101 Technical Report: 2025 Feasibility Study for the Matawinie Graphite Mine, Saint-Michel-des-Saints, Québec, Canada” dated November 12, 2025;

•	Chapters 2, 3, 18, 19, 20, 21, 22, 24, and portions of chapters 1, 25, 26 and 27, originally prepared or contributed to by André Allaire, of the Technical Report titled “NI 43-101 Technical Report – PEA Report for the Uatnan Mining Project” dated February 24, 2023 with an effective date of January 10, 2023;

•	the scientific and technical information, originally reviewed by André Allaire, within the Material Change Report dated April 3, 2025; and

•	the scientific and technical information within the Material Change Report dated November 19, 2025;

and (ii) references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interests of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Form F-10 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Jean L’Heureux
Jean L’Heureux
BBA Inc.